Back to Form 8-K
Exhibit 10.1

WELLCARE HEALTH PLANS, INC.
ANNUAL CASH BONUS PLAN

WellCare Health Plans Inc., a Delaware corporation (the “WellCare”), hereby adopts the WellCare Annual Cash Bonus Plan (this “Plan”) as of March 31, 2010.

The purpose of this Plan is to provide employees of WellCare and its Subsidiaries (collectively, the “Company”) with an incentive and reward for contributions to the growth of the Company and to incentivize the employees to continue to provide services to the Company.   Capitalized terms used herein are defined in Section 10.

1.             Grantees

A “Grantee” for purposes of this Plan shall include each employee of the Company who (i)  reports directly to the Executive Chairman or the Chief Executive Officer, (ii) holds a position classified as Senior Vice President or higher, (iii) is granted a Bonus (as defined below) under this Plan by the Committee (any such employee within (i), (ii) or (iii), a “Senior Grantee”) or (iv) is granted a Bonus under this Plan by the Company’s Human Resources Department.

2.             Bonuses

(a)            The Committee in its sole discretion shall determine the terms and conditions of any bonus (the “Bonuses”) granted under this Plan; provided, however, that the Company’s Human Resources Department shall be permitted to determine the target amount of any Bonus granted under this Plan to employees of the Company who are not Senior Grantees.  The target amount of any Bonus shall be based on a percentage of a Grantee’s base salary (or, in the case of a Grantee who receives commission compensation, the amount stated in such Grantee’s annual compensation statement) and shall be communicated to individual Grantees at the time, and in a manner, determined by the Committee in its sole discretion.  Bonuses shall be paid solely in the form of cash.

(b)           The Committee may determine that Bonuses are payable based on the achievement of performance goals.  The performance goals may differ from Grantee to Grantee, from Performance Period (as defined below) to Performance Period and from Bonus to Bonus.  Any criteria used may be measured in absolute terms or relative to other companies.  The performance goals may include, but are not limited to:  earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; cost management; dividend payout ratios; market share; economic value added; cash flow; total shareholder return; quality; or other measures of performance selected by the Committee.  The achievement of any goals shall be determined by the Committee in its sole discretion.

3.             Performance Period

Bonuses shall be paid in respect of a “Performance Period”.  A Performance Period is from and including January 1 up to and including December 31 of any particular year.

4.             Payment of Bonuses

(a)            Each Grantee shall be paid an amount in cash on or before March 15 of the year following the year which the end of the applicable Performance Period occurs; provided, the Grantee satisfies the requirements set forth by the Company as determined in the Committee’s sole discretion and the requirements of Section 6.

(b)            In addition to the requirements set forth in Section 4(a), the Committee, in its sole discretion, shall be permitted at any time prior to payment with respect to a Bonus to rescind, reduce or otherwise amend the terms of such Bonus pursuant to Section 7(b).

5.             Calculations and Prorations

Except as otherwise determined by the Committee in its sole discretion and so long as a Grantee has satisfied all of the requirements to be paid a Bonus as set forth in this Plan, the following guidelines shall apply in respect of calculating and prorating Bonuses:

(c)            If a Grantee works on a part-time schedule, the Grantee will be eligible to be paid a Bonus based upon the Grantee’s annualized reduced base pay.

(d)            If a Grantee is hired prior to November 1st of the year of the applicable Performance Period, the Grantee will be eligible to be paid a Bonus prorated daily based on the date of hire.  If the Grantee is hired on or after November 1st of the year of the applicable Performance Period, the Grantee will not be eligible for any Bonus payout for that Performance Period.

(e)            If a Grantee who was previously in a non-Bonus eligible position is transferred to a Bonus eligible position prior to November 1st of the year of the applicable Performance Period, the Grantee will be eligible to be paid a Bonus prorated daily based on the date of transfer to the Bonus eligible position.  If a Grantee who was previously in a non-Bonus eligible position is transferred to a Bonus eligible position on or after November 1st of the year of the applicable Performance Period, the Grantee will not be eligible for a Bonus.

(f)             If a Grantee who was previously in a Bonus eligible position is transferred to a different Bonus eligible position with a different Bonus target amount, the Grantee will be eligible to be paid a Bonus based on the prorated daily basis of the time spent in each position; provided, however, that any Grantee who is transferred at or before Focal Point will be eligible to be paid a non-prorated Bonus based on the new Bonus target numbers for the entire Performance Period.

6.             Termination of Employment

                A Grantee shall not be entitled to receive payment of a Bonus and shall forfeit all rights with respect to a Bonus if for any reason the Grantee is not an active employee of the Company on the date the Bonus is paid.

7.             Term and Amendment

(g)           This Plan is effective as of March 31, 2010.

(h)           This Plan and the terms of any Bonuses may be amended or terminated by the Committee at any time without the consent of the Grantees.

8.             Plan Sponsor and Plan Administration

(i)             Upon a determination that any applicable performance goals have been achieved and that the Grantee has satisfied any other requirements for the payment of a Bonus, any amount payable hereunder shall represent an unsecured promise of the Company, and no amounts will be contributed to a third party or otherwise set aside to fund the benefits under this Plan.

(j)             This Plan shall be administered by the Committee. The Committee shall have the authority to construe, interpret and implement this Plan and any Bonuses hereunder in its sole discretion.  Notwithstanding any provision in this Plan to the contrary, in the event of any (i) adjustments, recapitalizations, reorganizations, stock splits, stock dividends, combination of shares or other changes in the Company's capital structure or its business, (ii) any merger, consolidation or similar transaction by or of the Company, (iii) change in accounting principles, (iv) change in applicable law, (v) extraordinary or nonrecurring event or (vi) other material event that is not contemplated by the Company on the date of any Bonus grant, then the Committee in its sole discretion may adjust performance metrics, the method of calculating the performance metrics or Bonus payout amounts.  The Committee’s determinations under this Plan need not be uniform.

(k)            The determination of the Committee on all matters relating to this Plan or any Bonus shall be final, binding and conclusive on all Grantees.

(l)             The Committee may delegate to any other person or persons such duties as it may deem advisable.  The Committee may also employ attorneys, consultants, accountants or other professional advisers and shall be entitled to rely upon the advice, opinions or valuations of any such advisers.

(m)           Neither the Committee, nor any person to whom duties have been delegated by the Committee, shall be personally liable for any action, interpretation, or determination made with respect to this Plan or Bonuses.

9.             Miscellaneous

(n)           Participation in this Plan will not confer or be construed to confer any rights to employment or continued employment.  A Grantee’s employment with the Company will continue to be “at will” and not for a definite duration (unless otherwise provided in an employment agreement), and nothing in this Plan will be deemed to constitute a contract of employment or confer upon a Grantee any contractual right to continued employment with the Company.

(o)           No Bonus shall be assignable or transferable, nor shall such Bonus be subject to alienation, assignment, garnishment, execution or levy of any kind.

(p)           The Company shall have the right to withhold from any payment made under this Plan any Federal, State or local taxes required by law to be withheld with respect to the payment of a Bonus.

(q)           Any and all Bonuses under this Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance, severance or other compensation or benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

(r)            All rights and obligations under this Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, applicable to agreements made and wholly to be performed in the State of Delaware and without reference to the conflict of law rules or principles thereof.

(s)            This Plan and any Bonuses are intended to be exempt from the requirements of Section 409A of the Code.  This Plan shall be interpreted, administered and construed in a manner so as to avoid the imposition of interest, taxes and penalties on the Grantee pursuant to Section 409A of the Code.  If and to the extent any Bonus under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then to the extent required in order to avoid the imposition of any interest, penalties and additional tax under Section 409A of the Code, any payments payable as a result of a Grantee’s termination of employment with the Company will be delayed for six months and one day following such termination of employment, or if earlier, the date of the Grantee’s death, if the Grantee is deemed to be a “specified employee” as defined in Section 409A of the Code and as determined by the Company and any payments payable in connection with a Grantee’s termination of employment shall be made to the Grantee only upon a “separation from service” (as such term is defined and used in Section 409A of the Code).

10.           Definitions

(t)           “Bonuses” has the meaning set forth in Section 2(a).

(u)           “Code” means the Internal Revenue Code of 1986, as amended.

(v)           “Company” means WellCare and its Subsidiaries.

(w)          “Committee” means the Compensation Committee of the Board of Directors of WellCare.

(x)           “Focal Point” means the annual review process conducted by the Company in order to determine the annual merit market adjustments, promotions, Bonuses and  other annual incentive amounts for Company employees.

(y)           “Grantee” has the meaning set forth in Section 1.

(z)           “Performance Period” has the meaning set forth in Section 3(a).

(aa)         “Plan” means this WellCare Heath Plans, Inc. Annual Cash Bonus Plan.

(bb)         “Senior Grantee” has the meaning set forth in Section 1.

(cc)          “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by WellCare.

(dd)        “WellCare” means WellCare Health Plans, Inc., a Delaware corporation.

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